                                                                   EXHIBIT 10.16
                                                                     PART 1 OF 2






                            ASSET PURCHASE AGREEMENT

                         GREAT BEND INDUSTRIES DIVISION

                                       OF

                             HEIN-WERNER CORPORATION

                            ASSET PURCHASE AGREEMENT
                                TABLE OF CONTENTS




1.  PURCHASE AND SALE OF ASSETS............................................  1
    1.1.     Definition of "Business"......................................  1
    1.2.     Assets to be Transferred......................................  1
    1.3.     Excluded Assets...............................................  3

2.  ASSUMPTION OF LIABILITIES..............................................  3
    2.1.     Liabilities to be Assumed.....................................  3
    2.2.     Liabilities Not to be Assumed.................................  4

3.  PURCHASE PRICE - PAYMENT...............................................  5
    3.1.     Purchase Price................................................  5
    3.2.     Payment of Purchase Price.....................................  5
    3.3.     Determination of Net Asset Value..............................  6
    3.4.     Prorations....................................................  8

4.  REPRESENTATIONS AND WARRANTIES OF COMPANY..............................  9
    4.1.     Corporate.....................................................  9
    4.2.     Authority.....................................................  9
    4.3.     No Violation.................................................. 10
    4.4.     Business Financial Statements................................. 10
    4.5.     Absence of Certain Changes.................................... 10
    4.6.     No Litigation................................................. 11
    4.7.     Compliance With Laws.......................................... 11
    4.8.     Environmental................................................. 11
    4.9.     Title to Properties........................................... 12
    4.10.    Contracts and Commitments..................................... 12
    4.11.    Employee Benefit Plans........................................ 13
    4.12.    Employment Compensation....................................... 13
    4.13.    Trade Rights.................................................. 14
    4.14.    Major Customers and Suppliers................................. 14
    4.15.    No Brokers or Finders......................................... 14
    4.16.    Extraordinary Warranty Expense................................ 15

5.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT..................... 15
    5.1.     Corporate..................................................... 15
    5.2.     Authority..................................................... 15
    5.3.     No Violation.................................................. 15
    5.4.     No Brokers or Finders......................................... 16

6.  EMPLOYEES - EMPLOYEE BENEFITS - TRANSITION............................. 16
    6.1.     Business Employees............................................ 16
    6.2.     Data Processing............................................... 17
    6.3.     Payroll Tax................................................... 17

    6.4.     Employee Benefit Plans........................................ 17
    6.5.     Continued Supply to Company................................... 17

7.  OTHER MATTERS.......................................................... 17
    7.1.     Environmental Matters......................................... 17
    7.2.     Escrow Agreement.............................................. 19
    7.3.     HSR Act Filings............................................... 19
    7.4.     Access to Information and Records............................. 19
    7.5.     Collection of Accounts Receivable............................. 20
    7.6.     Litigation Cooperation........................................ 20
    7.7.     Product Marking............................................... 21
    7.8.     Schwing Receivable/Inventory.................................. 21

8.  FURTHER COVENANTS OF COMPANY........................................... 21
    8.1.     Conduct of Business Pending the Closing....................... 21
    8.2.     Consents...................................................... 22
    8.3.     Other Action.................................................. 22
    8.4.     Disclosure.................................................... 22

9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS............................ 22
    9.1.     Representations and Warranties True on the Closing Date....... 23
    9.2.     Compliance With Agreement..................................... 23
    9.3.     Hart-Scott-Rodino Waiting Period.............................. 23
    9.4.     Termination of Lease for Airport Facility..................... 23
    9.5.     Environmental Report/Environmental Indemnity.................. 23
    9.6.     Absence of Certain Events/Conditions.......................... 24

10. CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.......................... 24
    10.1.    Representations and Warranties True on the Closing Date....... 24
    10.2.    Compliance With Agreement..................................... 24
    10.3.    Hart-Scott-Rodino Waiting Period.............................. 24
    10.4.    Environmental Costs........................................... 24

11. INDEMNIFICATION........................................................ 25
    11.1.    By Company.................................................... 25
    11.2.    By Buyer and Parent........................................... 25
    11.3.    Indemnification of Third-Party Claims......................... 25
    11.4.    Payment....................................................... 26
    11.5.    Limitations on Indemnification................................ 26

12. CLOSING................................................................ 27
    12.1.    Documents to be Delivered by Company.......................... 27
    12.2.    Documents to be Delivered by Buyer............................ 28

13. TERMINATION............................................................ 29
    13.1.    Right of Termination Without Breach........................... 29
    13.2.    Termination for Breach........................................ 29

14. COVENANT NOT TO COMPETE................................................ 30
    14.1.    Non-Competition............................................... 30
    14.2.    Enforcement................................................... 30
    14.3.    Injunctive Relief............................................. 30

15. RESOLUTION OF DISPUTES................................................. 31
    15.1.    Arbitration................................................... 31
    15.2.    Arbitrators................................................... 31
    15.3.    Procedures; No Appeal......................................... 31
    15.4.    Authority..................................................... 31
    15.5.    Entry of Judgment............................................. 31
    15.6.    Confidentiality............................................... 31
    15.7.    Continued Performance......................................... 31
    15.8.    Tolling....................................................... 31
    15.9.    Escrow Agent Unnecessary...................................... 32

16. MISCELLANEOUS.......................................................... 32
    16.1.    Further Assurance............................................. 32
    16.2.    Disclosures and Announcements................................. 32
    16.3.    Assignment; Parties in Interest............................... 32
    16.4.    Law Governing Agreement....................................... 32
    16.5.    Amendment and Modification.................................... 32
    16.6.    Notice........................................................ 32
    16.7.    Expenses...................................................... 34
    16.8.    Entire Agreement.............................................. 34
    16.9.    Counterparts.................................................. 35
    16.10.   Headings...................................................... 35

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT (this "Agreement") dated April 9, 1997, by and among KAYDON CORPORATION, a Delaware corporation ("Parent"), KAYDON ACQUISITION VIII, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), and HEIN-WERNER CORPORATION, a Wisconsin corporation ("Company").


                                    RECITALS

                  A. Company is engaged, through its Great Bend Industries Division, in the manufacture and sale of hydraulic cylinders.

                  B. The Great Bend Industries Division business is carried on at a leased facility located at 8701 6th Street, Great Bend, Kansas (the "Main Facility") and leased facilities known as buildings H and J in the Bestec complex of the Westport Addition to the City of Great Bend, Kansas (the "Airport Facility) (together the Main Facility and the Airport Facility are sometimes referred to as the "Facilities").

                  C. Buyer desires to purchase from Company, Parent desires to cause Buyer to purchase from Company and Company desires to sell to Buyer, the business and substantially all of the property and assets of Company's Great Bend Industries Division, as set forth herein.

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.


1.       PURCHASE AND SALE OF ASSETS

         1.1. Definition of "Business". As used herein, the term "Business" shall mean the business of the Great Bend Industries Division of Company at the Facilities.

         1.2. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, the following assets of the Business owned by Company:

                  1.2.(a) Leased Real Property. The leases of real property with respect to the Main Facility (the "Real Property Leases") as described in Schedule 1.2.(a) with respect to the real property described thereon (the "Leased Real Property").

                  1.2.(b) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property owned by the Company located at the Facilities not included in inventory (other than personal property leased pursuant to Personal Property Leases as hereinafter defined).

                  1.2.(c) Inventory. All inventories of raw materials, work-in-process and finished goods of the Business owned by the Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

                  1.2.(d) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property utilized by the Business at the Facilities (the "Personal Property Leases") described in Schedule 1.2.(d).

                  1.2.(e) Trade Rights. Any Trade Rights of the Business owned by the Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all intellectual property rights associated therewith;
         (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party;
         (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing described in Schedule 1.2.(e).

                  1.2.(f) Contracts. All the Company's rights in, to and under all contracts, purchase orders and sales orders (hereinafter "Contracts") of the Business, including but not limited to, the Contracts listed in Schedule 1.2(f). To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract.

                  1.2.(g) Computer Software and Hardware. Except as described in Section 1.3.(e), all computer hardware of the Business owned by the Company at the Facilities and all of Company's right, title and interest, if any, in and to computer software utilized in conjunction with such computer hardware.

                  1.2.(h) Literature. All sales literature, promotional literature, catalogs and similar materials of the Business owned by the Company.

                  1.2.(i) Records and Files. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of the Business owned by the Company.

                  1.2.(j) Notes and Accounts Receivable. All notes, drafts and accounts receivable of the Business, except for those described in
         Section 1.3.(f) hereof.

                  1.2.(k) Licenses; Permits. All licenses, permits and approvals of the Business, including those described in Schedule 1.2.(k).

                  1.2.(l) Business Name. Company's right, title and interest in the name "Great Bend Industries," and all rights to use or allow others to use such name.

         1.3. Excluded Assets. Company shall retain all of its rights, claims and assets not described in Section 1.2. Without limiting the generality of the foregoing, and any contrary provisions of Section 1.2 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company:

                  1.3.(a) Cash and Cash Equivalents. All cash and cash equivalents, other than petty cash balances at Facilities of the Business.

                  1.3.(b) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement.

                  1.3.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records.

                  1.3.(d) Insurance. All policies of insurance, including all prepaid insurance.

                  1.3.(e) Computer Software and Hardware. The "Symix" software and all computer hardware utilized in connection with "Symix" listed on
         Schedule 1.3.(e).

                  1.3.(f) Intercompany Receivable. Intercompany accounts receivable of the Business from the Company or any subsidiary or affiliate of the Company.


2.       ASSUMPTION OF LIABILITIES

         2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge (and Parent shall cause Buyer to assume and agree to perform and discharge) the following Liabilities of Company (collectively the "Assumed Liabilities"):

                  2.1.(a) Final Closing Balance Sheet Liabilities. The liabilities and obligations reflected or reserved against on the Final Closing Business Balance Sheet (as hereinafter defined).

                  2.1.(b) Contractual Liabilities. Company's Liabilities arising from and after the Closing Date under and pursuant to (i) all purchase orders and sales orders of the Business, (ii) all contracts described in any of Schedules 1.2.(a), 1.2.(d), 1.2.(f), 4.10.(d),
         (iii) all other contracts entered into in the ordinary course of business of the Business other than contracts relating to employees or employee benefits which are assumed only to the extent otherwise expressly assumed under this Agreement.

                  The Contracts described in this subsection 2.1.(b) above are hereinafter collectively described as the "Assumed Contracts."

                  2.1.(c) Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under all permits or licenses of and assigned to Buyer at the Closing.

                  2.1.(d) Product Liability. Except as and to the extent set forth in Section 2.2.(c), Company's liabilities and obligations arising out of or relating to or resulting from past and present products of the Business, for products liability, which term shall include any liability or obligation of Company for claims made for injury to person, damage to property or other damage (whether made in product liability, tort, breach of warranty or otherwise).

                  2.1.(e) Product Warranty. Companies liabilities and obligations with respect to products of the Business under and pursuant to the Business' product warranties.

                  2.1.(f) Environmental Liabilities. All liability from and relating to the generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any Hazardous Substances (as hereinafter defined) by Company, or any action, omission or condition affecting the environment arising from the conduct of the Business, except to the extent such liability relates to a Company Off-Site Release (as hereinafter defined) or to the extent Company retains responsibility pursuant to Company's indemnification in Section 11.1(d) of this Agreement or pursuant to the Environmental Indemnity Agreement referred to in Section 9.5 of this Agreement.

                  2.1.(g) Other Liabilities. Except as provided in Section 2.1(b) or 2.2, all other Liabilities of the Business incurred in the ordinary course of business of the Business.

         2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

                  2.2.(a) Income and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof) or any liability for sales, bulk sales use, transfer, stamp or document taxes except to the extent reflected or reserved against on the Final Closing Business Balance Sheet.

                  2.2.(b)  Accounts Payable. Accounts payable of the Business.

                  2.2.(c) Product Liability. Company's liabilities and obligations arising out of or relating to or resulting from past and present products of the Business manufactured and sold prior to the Closing Date, for products liability, which term shall include any liability or obligation of Company for claims made for injury to person, damage to property or other damage (whether made in product liability, tort, breach of warranty or otherwise), with respect to occurrences on or prior to April 30, 1998.

                  2.2.(d) Indebtedness. Any indebtedness for borrowed money for the Business and the capitalized leases listed on Schedule 2.2.(d) except the Lease Agreement dated August 1, 1994 between Company and Central Kansas Development Corporation.

                  2.2.(e) Intercompany Payables. Intercompany payables of the Business to the Company or any subsidiary or affiliate of the Company.

                  2.2.(f) Environmental Liabilities. Liabilities of the Company relating to a release (as that term is most broadly defined by any federal, state or local statute pertaining to the protection of the environment) by the Company of any Hazardous Substances (as hereinafter defined) prior to Closing at any location other than the Leased Real Property ("Property"), including but not limited to any liabilities arising out of the generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge or emission of Hazardous Substances not at the Property. Such releases will be referred to in this Agreement as "Company Off-Site Releases".


3.       PURCHASE PRICE - PAYMENT

         3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be Twenty Two Million Dollars ($22,000,000) plus or minus, as the case may be, the difference between Seven Million Eight Thousand Five Hundred Nine Dollars ($7,008,509) and the Net Asset Value at the Effective Time.

         3.2. Payment of Purchase Price. Buyer and Parent, jointly and severally, agree to pay the Purchase Price. The Purchase Price shall be paid by Buyer (and Parent shall cause the Purchase Price to be paid by Buyer) as follows:

                  3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

                  3.2.(b) Cash to Escrow Agent. At the Closing, Buyer shall deliver to the Escrow Agent, under the Escrow Agreement (as defined in Section 7.2), the sum of Two Million Dollars ($2,000,000).

                  3.2.(c) Cash to Company. At the Closing, Buyer shall deliver to Company the sum of Twenty Two Million Dollars ($22,000,000) less the amount paid to the Escrow Agent pursuant to Subsection 3.2.(b) above, plus or minus, as the case may be the difference between Seven Million Eight Thousand Five Hundred Nine Dollars ($7,008,509) and the Net Asset Value as reflected on the Estimated Business Closing Balance Sheet.

                  3.2.(d) Adjustment of Final Cash Purchase Price. On or before the fifth (5th) business day following the final determination of the Final Closing Business Balance Sheet (as hereinafter defined) (the "Settlement Date"): (a) if the Net Asset Value as reflected on the Estimated Business Closing Balance Sheet exceeds the Net Asset Value as reflected on the Final Closing Business Balance Sheet, then the Escrow Agent shall disburse to the Buyer, an amount equal to the sum of the amount by which the Net Asset Value as reflected on the Estimated Closing Business Balance Sheet exceeds the Net Asset Value as reflected on the Final Closing Business Balance Sheet plus interest on such amount accrued from the Closing Date to the date of payment at a rate equal to the average interest rate paid on the Escrow Fund during the period (if the Net Asset Value as reflected on the Estimated Closing Business Balance Sheet exceeds the Net Asset Value as reflected on the Final Closing Business Balance Sheet (plus interest on such amount as aforesaid) by an amount greater than the amount held in Escrow, then the Buyer shall be entitled, in addition to amounts received from the Escrow Agent to receive from Company a payment so that the total amount received from the Escrow Agent, plus the payment from Company to Buyer shall equal the amount by which the Net Asset Value of Company as reflected on the Estimated Closing Business Balance Sheet exceeds the Net Asset Value as reflected on the Final Closing Business Balance Sheet, plus interest at the average interest rate paid on the Escrow Fund during the period), (b) if the Net Asset Value as reflected on the Final Closing Business Balance Sheet exceeds the Net Asset Value as reflected on the Estimated Closing Business Balance Sheet, then the Buyer shall pay to the Company an amount equal to the sum of the amount by which the Net Asset Value as reflected on the Final Closing Business Balance Sheet exceeds the Net Asset Value as reflected on the Estimated Closing Business Balance Sheet plus interest on such amount accrued from the Closing Date to the date of payment at a rate equal to the average interest rate paid on the Escrow Fund during the period.

                  3.2.(e)  Method of Payment. All payments under this Section
         3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than forty-eight (48) hours prior to the time for payment specified herein.

         3.3.     Determination of Net Asset Value.

                  3.3.(a) Definition of "Business Balance Sheet". The term "Business Balance Sheet" as used herein shall mean a schedule in the form of a corporate balance sheet showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Business Balance Sheet (as defined in

         Section 4.4), but reflecting only the Purchased Assets and the Assumed Liabilities. Each Business Balance Sheet shall be in form and level of detail as nearly as possible identical to, and in its accounting principles and policies consistent in every respect with, the Recent Business Balance Sheet (except that inventory shall be based on a physical inventory, except that there shall be no reserve for bad debts and except that there shall be established a "Warranty Reserve" in the amount of Two Hundred Fifty Thousand Dollars ($250,000)), and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Each Business Balance Sheet or its accompanying schedules shall contain sufficient detail of the Purchased Assets and Assumed Liabilities for the determination of Net Asset Value as defined below.

                  3.3.(b) Definition of "Net Asset Value." The term "Net Asset Value" shall mean the dollar amount by which the net book value of the Purchased Assets exceeds the net book value of the Assumed Liabilities, both as reflected in the Final Closing Business Balance Sheet or Estimated Closing Business Balance Sheet, as applicable. Only Purchased Assets and Assumed Liabilities shall be considered in the calculation of Net Asset Value.

                  3.3.(c) Estimated Closing Business Balance Sheet. For purposes of determining the Net Asset Value and the Purchase Price payable by the Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a Business Balance Sheet as of the close of business on the Closing Date (hereinafter the "Effective Time") which shall represent Company's reasonable estimate of the Final Closing Business Balance Sheet (the "Estimated Closing Business Balance Sheet").

                  3.3.(d) Final Closing Business Balance Sheet. The Final Closing Business Balance Sheet prepared as of the Effective Time shall be prepared as follows:

                           (i) As of the Effective Time, Company shall take a physical inventory. Within forty-five (45) days after the Closing Date, Company shall deliver to Buyer a Business Balance Sheet as of the Effective Time. Such Business Balance Sheet shall be accompanied by detailed schedules of the Purchased Assets (except that there shall be no reserve for bad debts) and Assumed Liabilities and setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.2.(d) hereof.

                           (ii) Within thirty (30) days following the delivery of the Business Balance Sheet referred to in (i) above, Buyer may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2.(d) hereof. Any such objection shall be made in writing and shall state Buyer's determination of the amount of the Net Asset Value.

                           (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's accountants and Buyer's accountants. The Third Accounting Firm shall make a resolution of the Business Balance Sheet as of the Effective Time and the calculation of Net Asset Value, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Company as follows:

                           Company shall pay a percentage of such fees and
                  expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Asset Value as finally determined by the Third Accounting Firm and Net Asset Value as reflected in the objection prepared and delivered by Company in accordance with Section 3.3.(d)(ii), and B is equal to the absolute value of the difference (in dollars) between Net Asset Value as finally determined by the Third Accounting Firm and Net Asset Value as reflected in the report prepared and delivered by Buyer in accordance with
                  Section 3.3.(d)(i). As used in this Agreement, the term "Final Closing Business Balance Sheet" shall mean the Business Balance Sheet as of the Effective Time as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with
                  Section 3.3.(d)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with
                  Section 3.3.(d)(iii).

                           (iv) Buyer and Company agree to permit the other, their accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Business and access to representatives of their accountants, which documents and access are necessary to prepare and review the Business Balance Sheet. In addition, Buyer's accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet.

         3.4. Prorations. The following prorations relating to the Purchased Assets will be made as of the Effective Time, with Company liable to the extent such items relate to any time period up to and including the Effective Time if not already taken into account on the Final Closing Business Balance Sheet and Buyer liable to the extent such items relate to periods subsequent to the Effective Time. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Settlement Date as provided by Section 3.2.(d) hereof:

                  3.4.(a) Personal property taxes, real estate taxes and assessments and other taxes, if any, on or with respect to the Purchased Assets.

                  3.4.(b) Rents, additional rents, taxes and other items payable by Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                  3.4.(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities.

                  3.4.(d) All other items normally adjusted in connection with similar transactions.

         If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known on the Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.


4.       REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company makes the following representations and warranties to Buyer.

         4.1.     Corporate.

                  4.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

                  4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                  4.1.(c) No Subsidiaries. No portion of the Business is conducted by the Company by means of any subsidiary or any other interest in any corporation, partnership or other entity.

         4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any government entity, or (b) subject to obtaining the necessary consents or giving of notices, will violate or conflict with, or constitute a default under any term or provision of the Articles of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

         4.4. Business Financial Statements. Included as Schedule 4.4. are financial statements of the Business (the "Business Financial Statements"), consisting of (i) balance sheets of the Business as of December 31, 1995 and as of December 31, 1996, (the latter such balance sheet sometimes referred to herein as "Recent Business Balance Sheet"), and (ii) statements of income and expense of the Business for the years then ended. All of such financial statements were prepared from and consistent in all respects with, such financial reports as have been prepared and used by the Company in the ordinary course in managing the Business and measuring and reporting its operating results; have been prepared from the financial records of the Company, which financial records of the Company were compiled in accordance with generally accepted accounting principles.

         4.5. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.5, since the date of the Recent Business Balance Sheet there has not been:

                  4.5.(a) No Adverse Change. Any material adverse change in the operations of the Business;

                  4.5.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, in connection with or affecting the Business or the Purchased Assets;

                  4.5.(c) No Increase in Compensation. Any material increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company who is employed in the Business or whose compensation is reflected in the Business Financial Statements (including, without limitation, any material increase in any bonus, pension, profit sharing, retirement or other plan or commitment);

                  4.5.(d) No Labor Disputes. Any material labor dispute or disturbance, other than routine individual grievances which are not material to the financial condition or results of operations of the Business;

                  4.5.(e) No Disposition of Property. Any material sale, lease or other transfer or disposition of any material assets of Company that are Purchased Assets (or would have been Purchased Assets had no sale, lease, transfer or disposition occurred), except for the sale of inventory items in the ordinary course of business; or

                  4.5.(f) No Unusual Events. Any other material event or condition not in the ordinary course of Company's operation of the Business.

         4.6. No Litigation. Except as set forth in Schedule 4.6 there is no material action, suit or arbitration proceeding ("Litigation") pending or, to the knowledge of officers of the Company, threatened against Company or its directors (in such capacity) that involves the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth in Schedule 4.6, neither Company, nor the Purchased Assets nor the Assumed Liabilities is subject to any judgment, order, writ or injunction of any court, arbitrator or governmental agency relating to the Business.

         4.7. Compliance With Laws. Except as set forth in Schedule 4.7, the Business (including each and all of its operations, practices, properties and assets) is in substantial compliance with all material respects with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations, including, without limitation, those applicable to discrimination in employment, occupational safety and health, building and sanitation, employment, retirement and labor relations and product advertising; provided that there is excepted from this representation and warranty any representation and warranty with respect to Environmental Laws, which are the subject of
Section 4.8 below. Except as set forth in Schedule 4.7, Company has not received notice of any violation or alleged violation of, such laws, ordinances, orders, rules or regulations with respect to the operations of the Business. All reports required to be filed by Company with respect to the Business with any Government Entity have been filed, and were accurate and complete when filed.

         4.8. Environmental. To the knowledge of officers of the Company and the President of the Great Bend Industries Division and except as disclosed on
Schedule 4.8 or in the Kejr Reports referred to in Section 7.1 or in the Environmental Report referred to in Section 7.1, with respect to the Business:

                  4.8.(a) Company is in substantial compliance in all material respects with all Environmental Laws (as hereinafter defined).

                  4.8.(b) Company has received no written communication, whether from a governmental authority, citizens group, lender, employee or otherwise, that alleges that Company is not in substantial compliance in all material respects with any Environmental Law.

                  4.8.(c) Company does not currently hold nor is Company obligated to hold any permits, licenses, registrations or other federal, state or local governmental authorizations pursuant to the Environmental Laws.

                  4.8.(d) Company has not received any written notice of any civil, criminal or administrative action, claim, demand, investigation or notice alleging violation of Environmental Laws ("Environmental Claim") pending or threatened against (i) Company, (ii) any person or entity whose liability for any Environmental Claim Company has or may have retained or assumed either contractually or by operation of law, or (iii) any real or personal property which Company owns, leases or manages or participates in the management of, or previously owned, leased or managed, or participated in the management of, or in which Company holds or has previously held a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Business.

         4.9. Title to Properties. Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.9 or the other Schedules hereto; liens which will be satisfied upon the payment of liabilities reflected or reserved against the Final Closing Business Balance Sheet; and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Business Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized ("Permitted Real Property Liens") and except that Company is making no representations or warranties regarding any intellectual property including patents, trademarks, applications therefor, engineering and production information and know-how except as set forth in Section 4.13.

         4.10.    Contracts and Commitments.

                  4.10.(a) Real Property Leases. Except as set forth in Schedule 1.2.(a), Company has no leases of real property used or held for use in connection with the Business or the Purchased Assets.

                  4.10.(b) Personal Property Leases. Except as set forth in
         Schedule 1.2.(d), Company has no leases of personal property used or held for use in connection with the Business or the Purchased Assets involving consideration or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000) involving performance over a period of more than thirty-six (36) months after the Effective Time.

                  4.10.(c) Collective Bargaining Agreements. Except as set forth in Schedule 4.10.(c), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees of the Business. Copies of all such agreements have heretofore been delivered to Buyer.

                  4.10.(d) Other Material Contracts. Company has no lease, license, contract or commitment of any nature affecting the Business and involving consideration or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000), or involving performance over a period of more than thirty-six (36) months after the Effective Time, except as described in Schedule 4.10.(d) or in any other Schedule. To the knowledge of officers of the Company, Company is not in material default under any contract or agreement identified in Schedules 1.2.(a), 1.2.(d), 4.10.(c) or 4.10.(d).

         4.11.    Employee Benefit Plans.

                  4.11.(a) Disclosure. Schedule 4.11.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), for the benefit of any persons employed by Company in its operation of the Business ("Business Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." A true and correct description and copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA) and the Company has never been a contributing employer to such a multiemployer plan at a time or in a manner which could expose Buyer, directly or indirectly, to withdrawal liability.

                  4.11.(b) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company (and all amounts not yet accrued but which will accrue or become due with respect to periods of employment prior to the Closing
         Date) which have not been paid and will be paid by the Company or will be reflected in the Final Closing Balance Sheet; (ii) Company has substantially complied with, and each such Employee Plan/Agreement conforms in all material respects in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement.

         4.12. Employment Compensation. Schedule 4.12 contains a list of all Employees of the Business as of a date not more than thirty (30) days prior to the date hereof. Such list is substantially accurate in all material respects. Except (i) as listed on the attached Schedule 4.12 or in any other Schedule hereto, (ii) to the extent reflected or reserved against on the Final Closing Business Balance Sheet, or
(iii) pursuant to Employee Plans/Agreements described in Section 4.11.(a), there is no material claim of any employee or any former employee of Company for any unpaid compensation or remuneration of any nature, including, without limitation, contingent salaries, incentive payments, pension benefits (whether or not vested), (excluding benefits to be paid in the future from pension trusts established and administered for such purpose by Company), medical expense reimbursement, vacation pay, severance payments and other awards, interests and payments.

         4.13. Trade Rights. Schedule 4.13 lists all Trade Rights of the type described in clauses (i), (iii) or (iv) of Section 1.2.(e) which are or were used, held for use, or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. To the knowledge of officers of the Company, in order to conduct the Business, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. To the knowledge of officers of the Company, Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.13, and no other person has any right to use any such Trade Right. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or to the knowledge of officers of the Company threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company.

         4.14.    Major Customers and Suppliers.

                  4.14.(a) Major Customers. Schedule 4.14.(a) contains a list of the ten (10) largest customers of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales). Officers of the Company have no knowledge or information of any facts indicating that any of the customers listed on
         Schedule 4.14.(a) will not continue to be customers of the Business after the Closing.

                  4.14.(b) Major Suppliers. Schedule 4.14.(b) contains a list of the ten (10) largest suppliers to the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases). Officers of the Company have no knowledge or information of any facts indicating that any of the suppliers listed on
         Schedule 4.14.(b) will not continue to be suppliers to the Business after the Closing.

         4.15. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.16. Extraordinary Warranty Expense. Except for the products which are the subject of the Schwing Disputed Receivable, the Business does not have any liability under the Business' product warranties for damaged or defective products (including products not made to allowed tolerances) which have resulted from recurring similar defects in materials or workmanship (as opposed to normal, occasional or usual deficiencies), which recurring similar defects are found in a substantial number of the same products manufactured for a single customer, which will result in warranty expense exceeding the warranty reserve set forth on the Final Closing Business Balance Sheet.


5.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent, jointly and severally, make the following representations and warranties to Company:

         5.1.     Corporate.

                  5.1.(a) Organization. Buyer and Parent are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.1.(b) Corporate Power. Buyer and Parent each have all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and/or Parent and to carry out the transactions contemplated hereby and thereby.

         5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer and Parent pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and the Board of Directors of Parent. No other corporate act or proceeding on the part of Buyer or Parent or their shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer and/or Parent pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer and/or Parent pursuant hereto will constitute, valid and binding agreements of Buyer and/or Parent, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3. No Violation. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer and/or Parent pursuant hereto, nor the consummation by Buyer and Parent of the transactions contemplated hereby and thereby (a) except for applicable requirements of the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (b) subject to obtaining the necessary consents or giving of Notices, will violate or conflict with, or constitute a default under any term or provision of the Articles of Incorporation or By-laws of Buyer or of Parent or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer or Parent is a party or by which Buyer or Parent or any of their respective assets or properties may be bound or affected.

         5.4. No Brokers or Finders. Neither Buyer, Parent nor any of their respective directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.


6.       EMPLOYEES - EMPLOYEE BENEFITS - TRANSITION

         6.1. Business Employees. Certain of the Company's employees ("Bargaining Unit Employees") are represented by the International Association of Machinists and Aerospace Workers District No. 70 (the "Union"). The Union and the Company are parties to a collective bargaining agreement effective June 19, 1995 through June 14, 1998 (the "Collective Bargaining Agreement"). Buyer does not agree to assume the Collective Bargaining Agreement. Instead, prior to the Effective Time, Buyer will consult with the Union regarding modifications desired by Buyer to the Collective Bargaining Agreement to become effective at such time as Buyer becomes a successor employer under the National Labor Relations Act. At Buyer's election exercised by notice to the Company at the Closing, Buyer shall either (i) enter into a new collective bargaining agreement with the Union incorporating the modifications agreed to by the Buyer and the Union; or (ii) offer employment to substantially all Bargaining Unit Employees conditioned upon their acceptance of initial terms and conditions of employment as established by Buyer; provided, however, that any such initial terms and conditions of employment shall include the Bargaining Unit Employee's wage rate at the time of Closing. Buyer represents to the Company that following the Closing it will comply with any obligations Buyer may have under the National Labor Relations Act to recognize the Union.

                  With respect to all other employees of the Business at the Effective Time (other than employees who were represented by the Union prior to the Effective Time), all such employees shall become employees of Buyer (it being understood that Buyer is not making any commitment to maintain such employees as employees for any specific period of time or at any specific pay or benefit levels, but at their base hourly or salaried pay rates at the Effective
Time). With respect to all employees of the Business who become employees of the Buyer at the Effective Time, Buyer shall thereupon be solely responsible for all pay and benefits with respect to such employees for services rendered after the Effective Time. With respect to all employees of the Business at the Effective Time, Buyer shall also pay or otherwise satisfy all properly accrued and disclosed vacation, holiday and sick time due to employees of the Business at the Effective Time. After the Effective Time, Buyer shall also be responsible for any "COBRA" obligations for any current or former employees of the Business and their dependents.

                  Buyer agrees to assume full responsibility for compliance with any plant closing or similar laws, including WARN Act notices, if any, which may be required as a result of employment losses caused by the transactions provided for herein or by reason of any events occurring at or after the Effective Time.

         6.2. Data Processing. After the Effective Time and until December 31, 1997, or such earlier date as Buyer shall notify Company of its election to terminate such assistance and services, Company agrees to provide data processing assistance and services to the Business as conducted by Buyer after the Effective Time. Such data processing assistance and services shall be of substantially the same kind and amount as Company is at the Effective Time providing to the Business from its Waukesha Headquarters facility. Such assistance and services shall be provided without charge to Buyer for the period from the Effective Time through August 12, 1997. For the period August 13, 1997 through August 31, 1997, Buyer shall pay Company the amount of Four Thousand Nine Hundred Seventy-Four ($4,974) for such assistance and services; such amount to be due in advance on or before August 13, 1997. Thereafter, Buyer shall pay Company the amount of Eight Thousand One Hundred Sixteen ($8,116) per month for such assistance and services; such amount to be paid in advance on the first day of each month during the continuance of such assistance and services.

         6.3. Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for employment through the Effective Time. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Time. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Affected Employees.

         6.4.     Employee Benefit Plans.

                  6.4.(a) Defined Contribution Plans. Company shall cause the interest of each of the Business' Employees as of the Effective Time in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Effective Time. In all other respects, each such person shall be treated as any other terminated participant in accordance with the provisions of said plan.

                  6.4.(b) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any affected employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

         6.5. Continued Supply to Company. Buyer agrees following the Closing and until Buyer provides at least ninety (90) days notice of its termination of the arrangement, to continue to supply Company on reasonable terms and conditions, hydraulic cylinders for use in Company's collision repair product line.


7.       OTHER MATTERS

         7.1.     Environmental Matters.

                  7.1.(a) Environmental Due Diligence. Buyer acknowledges that Kejr Science Group, Inc. performed an environmental site assessment of the Main Facility in 1994 (the ("Kejr Reports"). The Buyer shall prior to closing arrange and pay for an environmental investigation and assessment (the "Environmental Report"), of the Leased Real Property ("Property") as set forth in Subsection 7.1.(b) below. The Environmental Report shall be completed prior to Closing and shall be delivered to Company not later than ten (10) days prior to Closing. Buyer agrees that it will treat all information obtained from the Company or otherwise obtained as a result of its review and investigation of the Business as confidential information, and shall not, unless otherwise required by law, disclose such information to any persons other than the parties, their legal counsel, environmental consultants, and institutional lenders.

                  7.1.(b) Contents of Environmental Report. The Environmental Report, as directed by Buyer, shall update and supplement the Kejr Reports, shall evaluate the Property for compliance with Environmental Laws, shall express an opinion as to compliance with such laws and more specifically (i) shall, to the extent feasible, specifically identify any Hazardous Substances released on the Property by Company or its predecessors which are then present on, under or adjacent to the Property ("Identified Company Releases"); (ii) shall, to the extent feasible, specifically identify any Hazardous Substances released by a third party which are then present on or under the Property ("Identified Third Party Releases"); and (iii) shall, to the extent feasible, specifically identify any Company Off-Site Releases. Notwithstanding the foregoing, the scope and nature of the Environmental Report and the investigation of the Property conducted by Buyer is within Buyer's reasonable discretion. In the event Company believes the investigation or the Environmental Report fails to adequately characterize Hazardous Substances or their source, or is otherwise deficient, then Company, at its own cost and expense may undertake such additional testing, studies or evaluation as Company deems appropriate.

                  7.1.(c) Company Cooperation. Company shall cooperate with the Buyer's consultant as reasonably requested by Buyer to prepare the Environmental Report, including but not limited to providing reasonable access to the Property and reasonable access to necessary records. At Buyer's reasonable request, Company shall arrange interviews with appropriate employees of the Company.

                  7.1.(d) Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

                           (i) "Hazardous Substances" shall mean, without limitation, any material or substance: (i) the presence of which requires investigation, remediation or any other response under any federal, state or local statute, regulation, ordinance, order, action, policy, or common law; or (ii) which is or becomes defined as a "hazardous waste," "hazardous substance," "pollutant", or "contaminant" under any federal, state, or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.); (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous or dangerous and is or becomes regulated by any governmental authority, department, commission, board, agency, or instrumentality of the United States, the state of Kansas or any political subdivision thereof; or (iv) the presence of which on the Property causes or threatens to cause a nuisance or other damage or harm upon such properties or to other properties, poses or threatens to pose a hazard to the health or safety of persons on or about the Property or other properties, or poses or threatens to pose a harm to the environment or natural resources wherever they may be located; or (v) the presence of which on properties other than the Property could constitute a trespass; or (vi) which contains gasoline, diesel fuel, or other petroleum hydrocarbons; or
                  (vii) which contains polychlorinated biphenyls (PCBs), asbestos, urea formaldehyde foam insulation, radon gas, asbestos or asbestos-containing materials or lead-based paint.

                           (ii) "Environmental Laws" shall mean, without limitation, any federal, state, county or municipal statute, ordinance, regulations, rule, order, judgment or decree or common law pursuant to any federal or state court decision applicable to the Property, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss. 6901 et seq.), the comparable state laws relating to Hazardous Materials and the regulations adopted and publications promulgated pursuant to such federal, state or local laws and regulations.

         7.2. Escrow Agreement. At the Closing, Company and Buyer shall execute and deliver an Escrow Agreement (the "Escrow Agreement") in the form of
Exhibit 1 hereto.

         7.3. HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Company shall consult with Buyer.

         7.4.     Access to Information and Records.

                  7.4.(a) Prior to Closing. During the period prior to the Closing, Company shall give Buyer, its counsel, accountants and other representatives (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Company relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business Buyer may request); and (ii) reasonable access to employees, agents and representatives of the Business for the purpose of such meetings and communications as Buyer reasonably desires; and (iii) with the prior written consent of Company in each instance and subject to such reasonable terms and conditions as Company shall require, Company shall arrange for joint visits of Company and Buyer with the four (4) largest customers (in terms of the Business' sales to such customers during the preceding twelve (12) months) of the Business.

                  7.4.(b) After Closing. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending eight
         (8) years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

         7.5. Collection of Accounts Receivable. Company shall use its commercially reasonable efforts to collect for Buyer's account all accounts receivable balances set forth on the Final Closing Balance Sheet and shall promptly remit to Buyer all amounts collected. To facilitate collection of accounts receivable, Buyer agrees to reasonably discharge its obligations under and pursuant to the Business' product warranties as assumed by Buyer pursuant to Paragraph 2.1.(e). Company shall apply all accounts receivable payments received from customers to the specific invoices for which such payments are submitted if correlation of specific invoices with such payments is reasonably possible and, if such correlation is not reasonably possible, then such payments shall be applied to that customer's oldest outstanding accounts receivable balance first. Buyer shall promptly transfer, assign and deliver to the Company all of Buyer's right, title and interest in and to any receivables reflected in the Final Closing Business Balance Sheet which are not collected within one hundred twenty
(120) days following Closing. Buyer shall reasonably assist in collection efforts following the transfer of such receivables. Buyer will not adjust any accounts receivable balances reflected on the Final Closing Business Balance Sheet without the written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding anything contained in this Section 7.5 to the contrary, Company shall undertake collection efforts in substantially the same manner after the Closing as is customary in the collection of accounts receivable arising from Company's business prior to the Closing Date, provided that Company shall not be required to file suit, employ the services of a collection agency or commence any other official proceeding in order to collect any delinquent accounts included in Company's accounts receivable.

         7.6. Litigation Cooperation. The parties agree after the Closing to cooperate with one another in connection with any litigation, claim, action or proceeding involving the Business including without cost (except reimbursement of out-of-pocket expenses), providing copies of drawings and other documents and providing employees as witnesses or otherwise to assist in such litigation, all as reasonably requested from time to time by the parties.

         7.7. Product Marking. Buyer agrees that with respect to all products of the Business manufactured or sold after the closing Date that it will mark such products so that such can be clearly identified as having been manufactured or sold after the Closing Date.

         7.8. Schwing Receivable/Inventory. The Business has for several years supplied Schwing America ("Schwing") and currently supplies Schwing several different hydraulic cylinders. There is presently a dispute with Schwing regarding one of the hydraulic cylinders. Schwing has debited the receivable due from Schwing to the Business for a portion of the problem and Company anticipates that at the Effective Time there will be a receivable due from Schwing in the amount of approximately One Hundred Thousand Dollars ($100,000) which as a result of the foregoing is disputed by Schwing (the "Schwing Disputed Receivable"). Schwing has shipped back to the company the product from which the Schwing Disputed Receivable arose, but such product (the "Schwing Disputed Product") has not been reflected on the books of the Business as inventory. Company has agreed to "rework" certain of the Schwing Disputed Product and subject to Schwing's successful testing of such reworked product, Schwing has agreed to accept and pay for such reworked product after the Effective Time. Buyer agrees to reasonably cooperate with Company in reworking (as and to the extent reasonably requested by Company) the Schwing Disputed Product and otherwise in assisting Company to collect the Schwing Disputed Receivable. To the extent such costs are not appropriately billed to, and actually collected from, Schwing, Company shall promptly, upon the submission of invoices therefor, reimburse Buyer for Buyer's reasonable cost of labor and material (but not burden) incurred by Buyer in reworking (as and to the extent reasonably requested by Company) the Schwing Disputed Product ("Buyer Schwing Reworking Costs"). At the end of one (1) year following Closing, Company shall pay to Buyer the amount, if any, of the Schwing Disputed Receivable out of the amount held in Escrow which is not actually collected within one (1) year following Closing. Company and Buyer agree that the Schwing Disputed Receivable shall be reflected on the Estimated Closing Business balance Sheet and the Final Closing Business Balance Sheet at its full value and that the Schwing Disputed Product shall not be reflected as inventory on the Estimated Closing Business Balance Sheet on the Final Closing Business Balance Sheet. The agreement set forth in this Section 7.8 shall constitute the parties entire agreement of the parties with respect to the matters which are the subject hereof and shall supersede the other provisions of this Agreement that may otherwise be applicable.


8.       FURTHER COVENANTS OF COMPANY

         Company covenants and agrees as follows:

         8.1. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

                  8.1.(a) No Changes. Company will carry on the Business diligently and substantially in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                  8.1.(b) Maintain Organization. Company will use reasonable efforts to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use reasonable efforts to preserve the Business intact, to keep available to Buyer the present officers and employees of the Business, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business.

                  8.1.(c) No Breach. Company will not do or omit any act, or permit any omission to act, which may cause a material breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on Schedule 4.5 had it occurred after the date of the Recent Business Balance Sheet and prior to the date of this Agreement.

                  8.1.(d) New Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company in connection with its operation of the Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice.

                  8.1.(e) Maintenance of Property. Company shall use, operate, maintain and repair all property constituting Purchased Assets hereunder in a normal business manner.

                  8.1.(f) Interim Financials. Company will provide Buyer with interim monthly financial statements of the Business as and when they are available.

         8.2. Consents. Company will use reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby including those described in Schedule 8.2.

         8.3. Other Action. Company shall use reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.4. Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in any Schedule hereto.


9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer. Buyer's actions pursuant to Section 6.1 with respect to the Collective Bargaining Agreement, the Bargaining Unit Employees and other employees of the Business shall be solely the responsibility of Buyer and Buyer and/or Parent shall not be entitled to claim that the conditions provided for in this Section 9.1 has not been satisfied as a result of any event, fact or circumstance which results directly or indirectly, in whole or in part, from any actions by Buyer and/or Parent pursuant to Section 6.1 or otherwise.

         9.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

         9.3. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

         9.4. Termination of Lease for Airport Facility. Company shall have terminated the lease with respect to the Airport Facility and all material, equipment and other assets of Company shall be removed from the Airport Facility and all such equipment and assets which are material to Company's operations shall have been placed into the Main Facility in a functional manner.

         9.5. Environmental Report/Environmental Indemnity. Buyer shall have received either of the following:

                  9.5.(a) The Environmental Report identified in section 7.1(a) of this Agreement which does not identify any recognized environmental conditions ("RECs") (as defined in the ASTM E 1527 Standards on Environmental Site Assessments for Commercial Real Estate, 2nd. ed.) which are also Identified Company Releases or which are also Identified Third Party Releases which Buyer reasonably determines to pose a substantial risk of material cost, liability or expense to Buyer or a significant potential for material interference with Buyer's intended uses or operations at the Property; or

                  9.5.(b) An Environmental Indemnity Agreement, substantially in the form attached hereto as Exhibit 2, in which Company agrees to remediate or otherwise address to the reasonable satisfaction of Buyer all RECs which are:

                           (i)      Identified Company Releases; and

                           (ii) Identified Third Party Releases which Buyer reasonably determines to pose a substantial risk of material cost, liability or expense to

                  Buyer or a significant potential for material interference with Buyer's intended uses or operations at the Property.

         9.6. Absence of Certain Events/Conditions. There shall not have been, and Buyer shall not have discovered any event, fact or circumstance (including without limitation fire, flood, explosion, act of God, act of any government, governmental subdivision or governmental agency, decreased customer demand or termination or modification of an advantageous contract or business relationship of the Business, whether or not any such event is covered by insurance) which shows that there has been, since the date of the Recent Business Balance Sheet any material adverse change in the assets or operations of the Business. Buyer's actions pursuant to Section 6.1 with respect to the Collective Bargaining Agreement, the Bargaining Unit Employees and other employees of the Business shall be solely the responsibility of Buyer and Buyer and/or Parent shall not be entitled to claim that the condition provided for in this Section 9.6 has not been satisfied as a result of any event, fact or circumstance which results directly or indirectly, in whole or in part, from any actions by Buyer (and/or Parent) pursuant to Section 6.1 or otherwise.


10.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

         Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer and Parent in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         10.2. Compliance With Agreement. Buyer and Parent shall have in all material respects performed and complied with all of Buyer's and Parent's agreements and obligations under this Agreement which are to be performed or complied with by Buyer and Parent prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.

         10.3. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

         10.4. Environmental Costs. Company's anticipated expenditures which would be incurred under and pursuant to the proposed Environmental Indemnity Agreement referred to in Section 9.5 shall not exceed Fifty Thousand Dollars ($50,000).

11.      INDEMNIFICATION

         11.1.    By Company. Subject to the terms and conditions of this
Article 11, Company hereby agrees to indemnify, defend and hold harmless Buyer and Parent, and their respective directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Parent, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement; (b) the breach of any covenant of Company contained in this Agreement; (c) all accounts receivable reflected on the Final Closing Business Balance Sheet which are not actually collected within one hundred twenty (120) days following Closing (the "Accounts Receivable Adjustment"), (d) any Claims initiated by a third party, including, without limitation, any federal, state or local governmental agency, department or section against Buyer with respect to any Identified Third Party Releases, provided such Claims are initiated prior to April 30, 2005, or (e) any Claim of or against Company, the Purchased Assets or the Business not specifically assumed by Buyer pursuant hereto. As used in this Article 11, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         11.2. By Buyer and Parent. Subject to the terms and conditions of this Article 11, Buyer and Parent, jointly and severally, hereby agree to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer and/or Parent contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer and/or Parent contained in this Agreement; and (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto, including any Claim under and pursuant to the WARN Act and any Claim arising out of any liability assumed by Buyer pursuant to paragraph 2.1 of this Agreement.

         11.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  11.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the

         Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  11.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  11.3.(c) Indemnified Party's Rights. Anything in this Section 11 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         11.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
Article 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         11.5.    Limitations on Indemnification.

                  11.5.(a) Time Limitation. No claim or action shall be brought under this Article 11 for breach of a representation or warranty after the lapse of two (2) years following the Closing.

                  11.5.(b) Amount Limitation. An Indemnified Party shall not be entitled to indemnification under this Article 11 for breach of a representation or warranty except to the extent the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 (but for this Section 11.5.(b)) exceeds Fifty Thousand Dollars ($50,000).


12.      CLOSING

         The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 A.M. on May 12, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

         12.1. Documents to be Delivered by Company. At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  12.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  12.1.(b) Compliance Certificate. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.1.(c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit 3 hereto.

                  12.1.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.1.(e) Escrow Agreement. The Escrow Agreement duly executed by Company and the Escrow Agent in the form of Exhibit 1 hereto.

                  12.1.(f) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company, and Parent shall cause Buyer to deliver to Company, the following documents, in each case duly executed or otherwise in proper form:

                  12.2.(a) Cash Purchase Price. To Company a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(c) hereof, and to the Escrow Agent, a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(c) hereof.

                  12.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company debts, liabilities and obligations as provided for in Article 2.

                  12.2.(c) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.2.(d) Opinion of Counsel. A written opinion of Lague, Newman & Irish, counsel to Buyer and Parent, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit 4 hereto.

                  12.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer and Parent authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.2.(f) Escrow Agreement. The Escrow Agreement duly executed by Buyer and the Escrow Agent in the form of Exhibit 1 hereto.

                  12.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

13.      TERMINATION

         13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

                  13.1.(a) by written agreement of Buyer, Parent and Company, or

                  13.1.(b) by either Buyer and Parent or by Company if the Closing shall not have occurred on or before June 30, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         13.2.    Termination for Breach.

                  13.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer and Parent, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer and Parent which has not been so waived, including but not limited to the provisions of Paragraph 9.5 hereof, or (iii) Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Buyer and Parent may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
         Section 13.2.(c) hereof.

                  13.2.(b) Termination by Company. If (i) there has been a material violation or breach by Buyer or Parent of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer and/or Parent shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Company may, by written notice to Buyer and Parent at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
         Section 13.2.(c) hereof.

                  13.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 16.7 of this Agreement shall survive termination.


14.      COVENANT NOT TO COMPETE

         14.1. Non-Competition. Following the Closing, and for a period of ten (10) years following the Closing, Company agrees not to directly or indirectly engage or participate in the business of the manufacture of hydraulic cylinders for sale to original equipment manufacturers or, as replacement parts therefor, in competition with the business conducted by Buyer utilizing the purchased assets and business (a "Competing Business"). Nothing herein shall prohibit Company from manufacturing hydraulic cylinders for its own use or the use of subsidiaries and affiliates (and as replacement parts for products manufactured by the Company, its subsidiaries or affiliates) in substantially the same manner and to substantially the same extent as Company now manufactures hydraulic cylinders for its own use or use of its subsidiaries and affiliates. Nothing herein shall prohibit any person or entity from owning five percent (5%) or less of a publicly traded company which conducts a business which is competitive with Buyer's business. The foregoing covenant not to compete shall not be deemed violated, if in connection with an acquisition by the Company, (i) it acquires as a part thereof a business engaged in a "Competing Business" providing that such Competing Business comprises for the twelve (12) months prior to the acquisition no more than twenty percent (20%) (measured by sales) of the acquired business and Buyer disposes of such Competing Business within two (2) years following the acquisition or (ii) it acquires as a part thereof a business engaged in the manufacture of hydraulic cylinders utilized by the acquired business, continues such manufacture of hydraulic cylinders for utilization of the acquired business in substantially the same manner and to substantially the same extent as at the date of acquisition.

         14.2.    Enforcement. The provisions of the covenant contained in this
Section 14 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of the covenant contained in this Section 14 shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or the enforceable parts thereof, shall not be affected thereby.

         14.3. Injunctive Relief. Buyer and Company acknowledge that compliance by Company with the covenant contained in this Section 14 is necessary to protect the interests of Buyer and that a breach of the covenant contained in this Section 14 will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law. Company hereby agrees, without intending to limit the remedies available to Buyer, that Buyer and its successors and assigns shall be entitled to injunctive relief with respect to the covenant contained in this Section 14 in addition to such other and further relief as may be appropriate.

15.      RESOLUTION OF DISPUTES

         15.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Milwaukee, Wisconsin in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

         15.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed One Million Dollars ($1,000,000), then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         15.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         15.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         15.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Wisconsin, for the purpose of confirming any such award and entering judgment thereon.

         15.6. Confidentiality. All proceedings under this Article 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         15.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 11.4 hereof.

         15.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 15 are pending. The parties will take such action, if any, required to effectuate such tolling.

         15.9. Escrow Agent Unnecessary. The parties agree that the escrow agent under and as identified in the Escrow Agreement is not a necessary party to and shall not be joined in or made party to any arbitration proceeding commenced under this Article 15.


16.      MISCELLANEOUS

         16.1. Further Assurance. From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

         16.2. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company, Parent or Buyer shall be subject to the approval of the other parties in all essential respects, except that no approval shall be required but prior written notice shall be given as to any statements and other information which a party may submit to the Securities and Exchange Commission, any stock exchange or such party's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

         16.3.    Assignment; Parties in Interest.

                  16.3.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.

                  16.3.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         16.4. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         16.5. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         16.6. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         (a)          If to Buyer or to Parent, to:

                      Kaydon Corporation
                      Arbor Shoreline Office Park
                      19345 US 19 North, Suite 500
                      Clearwater, Florida 34624-3148
                      Attention:  Stephen Clough, President
                                     and Chief Executive Officer
                      Facsimile: 813/524-3629

                      (with a copy to)

                      Lague, Newman & Irish
                      600 Terrace Plaza
                      P.O. Box 389
                      Muskegon, Michigan 49443-0389
                      Facsimile: 616/726-3404

or to such other person or address as Buyer and Parent shall furnish to Company in writing.

         (b)          If to Company, to:

                      Hein-Werner Corporation
                      2120 Pewaukee Road
                      Waukesha, WI 53187-1606
                      Attention: Joseph L. Dindorf, President
                                    and Chief Executive Officer
                      Facsimile: 414/542-7890

                      (with a copy to)

                      Maurice J. McSweeney
                      Foley & Lardner
                      777 East Wisconsin Avenue
                      Suite 3700
                      Milwaukee, Wisconsin  53202
                      Facsimile: (414) 297-4900

or to such other person or address as Company shall furnish to Buyer and Parent in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         16.7. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                  16.7.(a) Brokerage. Company represents and warrants to Buyer and Parent, and Buyer and Parent represent and warrant to Company, that there is no broker involved or in any way connected with the transfer provided for herein. Buyer and Parent, jointly and severally, agree to hold Company harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer or Parent in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to hold Buyer and Parent harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

                  16.7.(b) Expenses to be Paid by Buyer. Buyer shall pay, and Buyer and Parent shall jointly and severally indemnify, defend and hold Company harmless from and against, each of the following:

                           (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           (ii) Environmental Audit. The fees and other expenses relating to the environmental audit performed pursuant to Section 7.1 hereof.

                  16.7.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  16.7.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 15.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         16.8. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         16.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.10. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.


Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                       HEIN-WERNER CORPORATION



                       By:/s/ Joseph L. Dindorf
                          -----------------------------------------------------
                            Joseph L. Dindorf, President and Chief Executive
                             Officer


                       KAYDON CORPORATION



                       By:/s/ Stephen Clough
                          -----------------------------------------------------
                            Stephen Clough, President and
                                  Chief Executive Officer



                       KAYDON ACQUISITION VIII, INC.



                       By:/s/ Stephen Clough
                          -----------------------------------------------------
                            Stephen Clough, Treasurer

                                                                   EXHIBIT 10.16
                                                                     PART 2 OF 2




                                ESCROW AGREEMENT


         ESCROW AGREEMENT (the "Escrow Agreement"), dated as of the _____ day of May, 1997, is by and among HEIN-WERNER CORPORATION, a Wisconsin corporation (the "Company"), KAYDON ACQUISITION VIII, INC., a Delaware corporation (the "Buyer') and FIRSTAR TRUST COMPANY (the "Escrow Agent").

                                   RECITALS:

         A. Pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of April 9, 1997, by and among, inter alia, the Kaydon Corporation, Buyer and the Company, the Buyer has agreed to purchase from the Company the business and substantially all of the assets of the Company's Great Bend Industries Division.

         B. The amount that the Buyer has agreed to pay to the Company as consideration pursuant to the Purchase Agreement was in part determined and agreed to by the Buyer on the basis of the estimated Net Asset Value of the Business, all as set out more fully in the Purchase Agreement.

         C. Upon final determination of the Final Closing Business Balance Sheet of the Company, the Purchase Agreement provides that certain adjustments to the Purchase Price are to be made and payments made in respect thereof (any such payment required to be made by the Company being hereinafter referred to as the "Company Payable Adjustment").

         D. The Company Payable Adjustment, if any, is first to be paid from the Escrow Fund as hereinafter provided.

         E. Pursuant to Section 7.8 of the Purchase Agreement, Company has agreed to reimburse Buyer for "Buyer Schwing Reworking Costs" (as defined in the Purchase Agreement), if any, and Company and Buyer have agreed to set aside in a separate fund under this Escrow Agreement the estimated Buyer Schwing Reworking Costs in the amount of Eleven Thousand Seven Hundred Eighty Dollars ($11,780) (the "Schwing Rework Fund"). Also, pursuant to Section 7.8 of the Purchase Agreement, Company has agreed at the end of one (1) year following Closing, to pay Buyer the amount, if any, of the Schwing Disputed Receivable in the amount of Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420) which is not actually collected within one (1) year following Closing (any payment required to be made by Company as a result of the Schwing Disputed Receivable not being fully collected being hereinafter referred to as the "Schwing Receivable Adjustment").

         F. Pursuant to Section 11.1(c) of the Purchase Agreement, Company has agreed to indemnify Buyer for all accounts receivable reflected on the Final Closing Business Balance Sheet which are not actually collected within one hundred twenty (120) days following the closing except for the Schwing Disputed Receivable which is the subject of (E) above (any payment required to be made by Company being hereinafter referred to as the "Accounts Receivable Adjustment").

         G. Pursuant to Sections 11.1(a), (b) and (d) of the Purchase Agreement, the Company has agreed to indemnify, defend and hold harmless the Buyer from and against certain other Claims, if any, as defined and set forth in the Purchase Agreement.

         H. The Purchase Agreement contemplates execution and delivery of this Escrow Agreement providing for the escrow of cash to be held for the payment, under certain circumstances, of the Company Payable Adjustment, if any, and of any claim or claims for indemnity, if any, by the Buyer, in accordance with certain provisions of the Purchase Agreement, and under certain circumstances, the costs of Response Actions.

         I. The Company and the Buyer desire that the Escrow Agent act as escrow agent, and the Escrow Agent is willing to so act, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the above and of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto agree as follows:

         1. Defined Terms. Unless otherwise specified herein, all defined terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

         2. Deposits. Pursuant to Section 3.2(b) of the Purchase Agreement, at the time of the Closing under the Purchase Agreement, the Buyer shall deposit with the Escrow Agent the amount of Two Million Dollars ($2,000,000) (referred to herein as the "Escrow Fund"), which shall be held by the Escrow Agent as the object of, and in accordance with, the escrow arrangement created hereby. Pursuant to Section 3.2 of the Purchase Agreement, the deposit of the Escrow Fund shall be a credit to the Purchase Price in the amount of the Escrow Fund.

         3. Acknowledgement of Receipt. The Escrow Agent hereby acknowledges receipt of the Escrow Fund and agrees to act as escrow agent under this Escrow Agreement.

         4. Account. The Escrow Agent shall record the amount initially credited to such account and all subsequent transactions with respect to such account pursuant to this Escrow Agreement.

         5. Disbursement of Escrow Fund. (a) The Buyer shall be entitled to payment from the Escrow Fund to the extent Buyer is entitled to indemnity under Article 11 of the Purchase Agreement, to the extent the Buyer is entitled to payment under Section 3.2(d) of the Purchase Agreement, and to the extent the Buyer is entitled to payment under Section 7.8 of the Purchase Agreement.

                           (b) On or before the expiration of five (5) days following the final determination of the Final Closing Business Balance Sheet in accordance with the Purchase Agreement, (i) if there is a Company Payable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Company Payable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or (B) the Escrow Fund and all Earnings (as hereinafter defined) thereon, (ii) if there is no Company Payable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Five Hundred Thousand Dollars ($500,000), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and (iii) if a Company Payable Adjustment exists but is less than Five Hundred Thousand Dollars ($500,000), then the Escrow Agent shall pay an amount equal to the Company Payable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Company Payable Adjustment and Five Hundred Thousand Dollars ($500,000), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(b) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                           (c) On 121st day following the closing, (i) if there is an Accounts Receivable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Accounts Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or
         (B) the Escrow Fund and all Earnings thereon, (ii) if there is no Accounts Receivable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and
         (iii) if an Accounts Receivable Adjustment exists but is less than Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), then the Escrow Agent shall pay an amount equal to the Accounts Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Accounts Receivable Adjustment and Nine Hundred Three Thousand Eight Hundred Dollars ($903,800), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interred rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(c) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                           (d) On 365th day following the closing, (i) if there is an Schwing Receivable Adjustment, then the Escrow Agent shall distribute to the Buyer an amount equal to the lesser of (A) the Schwing Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, or
         (B) the Escrow Fund and all Earnings thereon, (ii) if there is no Schwing Receivable Adjustment, then the Escrow Agent shall distribute to the Company the aggregate sum of Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, and
         (iii) if an Schwing Receivable Adjustment exists but is less than Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), then the Escrow Agent shall pay an amount equal to the Schwing Receivable Adjustment, together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interest rate paid on the Escrow Fund during such period, to the Buyer and an amount equal to the difference between the Schwing Receivable Adjustment and Eighty-Four Thousand Four Hundred Twenty Dollars ($84,420), together with interest thereon from the Closing Date to the date of distribution thereof at a rate equal to the average interred rate paid on the Escrow Fund during such period, to the Company. Amounts payable pursuant to this Section 5(d) shall be paid in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein or (ii) the issuance of a judgment, order or decree by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin.

                           (e) If the Buyer shall determine prior to April 30, 1999 that it has a Claim against the Company pursuant to the provisions of Article 11(a), (b) or (d) of the Purchase Agreement, the Buyer shall so notify the Escrow Agent and the Company. The Company shall give notice of objection or consent to such Claim to each of the Buyer and the Escrow Agent within thirty (30) days after their receipt of the Buyer's notice, which notice of objection shall consent to or dispute the matters set forth in the notice of the Claim and shall specify the amount in dispute, if any. Promptly following delivery by the Company of a notice of objection or consent or, in the absence of the delivery by the Company of a notice of objection or consent within such 30-day period, then the Escrow Agent shall satisfy the undisputed amount of such Claim promptly following such 30-day period by delivery to the Buyer, out of the Escrow Fund of an amount equal to either (i) the amount of such Claim if either (x) a consent is delivered by the Company or (y) the Company fails to deliver a notice of objection or consent during such 30-day period or (ii) that portion of the Buyer's Claim that is not in dispute, if any, in the case a notice of objection is delivered by the Company. Failure of the Company to deliver a notice of objection within such 30-day period shall constitute an irrevocable waiver on the part of the Company of its right to dispute the Claim made by the Buyer.

                           (f) If the Escrow Agent receives a notice of objection within such thirty-day period, then, concurrently with the payment to the Buyer of any undisputed amount of such Claim, if any, in accordance with Section 5(e) hereof, the Escrow Agent shall account for the amount in dispute as a separate fund (a "Disputed Fund"). If a notice of objection is timely given and the Company and the Buyer fail to reach agreement as to the disposition of any Claim within thirty
         (30) days after receipt by the Buyer and the Escrow Agent of the notice of objection, the Company and the Buyer, may proceed to enforce their respective rights through proceedings in accordance with the Purchase Agreement. The Escrow Agent shall distribute the amounts accounted for as a Disputed Fund promptly upon delivery of and in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein and certifying that the dispute with respect to any amount deposited in such Disputed Fund has been finally resolved or (ii) any judgment, order or decree issued by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin directing the Escrow Agent as to the proper distribution of any amount so held. The Company or the Buyer shall deliver to the Escrow Agent a certified copy of any judgment, order or decree in any such legal proceedings. The Escrow Agent shall act upon such judgment, order or decree which has become final in like manner as though it constituted the joint instructions of the Company and of the Buyer.

                           (g) With respect to the Schwing Rework Fund, Buyer shall be entitled to reimbursement from such fund for Buyer Schwing Reworking Costs. Buyer may from time to time notify the Escrow Agent and the Company that it has a claim for reimbursement for Buyer Schwing Reworking Costs ("Buyer Swing Reworking Costs Claim").

                           (h) The Company shall give notice of objection or consent to such claim for Buyer Schwing Reworking Costs Claim to each of the Buyer and the Escrow Agent within thirty (30) days after their receipt of the Buyer's notice, which notice of objection shall consent to or dispute the matters set forth in the notice of a Buyer Schwing Reworking Costs Claim and shall specify the amount in dispute, if any. Promptly following delivery by the Company of a notice of objection or consent or, in the absence of the delivery by the Company of a notice of objection or consent within such 30-day period, then the Escrow Agent shall satisfy the undisputed amount of such Buyer Schwing Reworking Costs Claim promptly following such 30-day period by delivery to the Buyer, out of the Schwing Rework Fund of an amount equal to either (i) the amount of such Buyer Schwing Reworking Costs Claim if either (x) a consent is delivered by the Company or (y) the Company fails to deliver a notice of objection or consent during such 30-day period or (ii) that portion of the Buyer Schwing Reworking Costs Claim that is not in dispute, if any, in the case a notice objection is delivered by the Company. Failure of the Company to deliver a notice of objection within such 30-day period shall constitute an irrevocable waiver on the part of the Company of its right to dispute Buyer Schwing Reworking Costs Claim made by the Buyer.

                           (i) If the Escrow Agent receives a notice of objection within such thirty-day period, then, concurrently with the payment to the Buyer of any undisputed amount of such Claim, if any, in accordance with Section 5(h) hereof, the Escrow Agent shall account for the amount in dispute as a separate fund (a "Disputed Fund"). If a notice of objection is timely given and the Company and the Buyer fail to reach agreement as to the disposition of any Claim within thirty (30) days after receipt by the Buyer and the Escrow Agent of the notice of objection, the Company and the Buyer, may proceed to enforce their respective rights through proceedings in accordance with the Purchase Agreement. The Escrow Agent shall distribute the amounts accounted for as a Disputed Fund promptly upon delivery of and in accordance with the terms of (i) a joint written notice of the Buyer and the Company providing instructions therein and certifying that the dispute with respect to any amount deposited in such Disputed Fund has been finally resolved or (ii) any judgment, order or decree issued by any court of competent jurisdiction sitting in the County of Milwaukee in the State of Wisconsin or the United States District Court for the Eastern District of Wisconsin directing the Escrow Agent as to the proper distribution of any amount so held. The Company or the Buyer shall deliver to the Escrow Agent a certified copy of any judgment, order or decree in any such legal proceedings. The Escrow Agent shall act upon such judgment, order or decree which has become final in like manner as though it constituted the joint instructions of the Company and of the Buyer.

                           (j) The Escrow Agent shall deliver all money's remaining in the Escrow Fund together with all earnings at any time accruing on the Escrow Fund ("Earnings"), less any amounts held as Disputed Funds, less any amount in the Schwing Rework Fund and less the amount of Two Hundred Fifty Thousand Dollars ($250,000), to Company at the close of business on December 31, 1997.

                           (k) The Escrow Agent shall deliver all moneys remaining in the Escrow Fund, together with all earnings or other income at any time accruing on the Escrow Fund ("Earnings"), less any amounts held as Disputed Funds, to the Company at the close of business on April 30, 1999; provided, however, that if the Buyer makes a notice of Claim on or after April 1, 1999 and the Company have neither objected nor consented to the payment of such Claim by April 30, 1999, then the amount of such Claim shall be held as Disputed Funds if the Company gives notice of objection within thirty (30) days after the date of the Claim.

                           (l) Upon the release of any Disputed Funds to the Buyer or the Company, the Buyer or the Company (as applicable) also shall be entitled to receive all Earnings thereon.

                           (m) Upon the release of any amount held in a Disputed Fund that is not paid over to the Buyer, in respect of the Claim for which such amount was originally deposited in such Disputed Fund, such amount shall be paid in the following manner and order of priority:

                           (A)      First, to the Buyer in respect of
                  indemnification for any other Claim paid or payable to the Buyer pursuant to Section 5 hereof with respect to which written notice was given by the Buyer to the Escrow Agent prior to the close of business on April 30, 1999, and for which the amount, if any, previously paid to the Buyer was less than the amount to which the Buyer was entitled with respect to such Claim;

                           (B) Second, to the Disputed Fund in respect of indemnification of any other disputed Claim for which the Buyer gave written notice to the Escrow Agent pursuant to
                  Section 5 hereof prior to the close of business on April 30, 1999, and for which the amount, if any, previously set aside in a Disputed Fund was less than the amount of the disputed Claim;

                           (C) Third, prior to the close of business on April 30, 1999, to the Escrow Agent to be held or paid in accordance with the provisions hereof;

                           (D) Fourth, following the close of business on April 30, 1999, pursuant to the provisions of Section 5(k) hereof.

                  6. Investments. (a) The Escrow Fund and Earnings and the full amount of any Disputed Funds shall be invested by the Escrow Agent in short-term government securities, government repurchase agreements, commercial paper rated the highest grade by Moody's Investors Service, Inc. or by Standard & Poor's Corporation with a maturity date not later than March 31, 1998, money market funds invested in the foregoing, short-term certificates of deposit issued by commercial banks having a combined capital surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000) or other similar short-term highly-liquid investments of equal or greater security as the foregoing, or in U.S. Treasury Notes having a maturity of date not later than April 30, 1999, as shall be directed in writing by the Company, with interest thereon to be accumulated and reinvested until disbursed. In the absence of instructions from the Company, the Escrow Agent shall invest the Escrow Fund and Earnings and any Disputed Funds in any of the foregoing instruments. Any interest or profit realized on any investment of the Escrow Fund and Earnings and any Disputed Fund, respectively, shall be made part of the Escrow Fund and Earnings and of such Disputed Fund, respectively, and shall be held and disbursed in accordance with the provisions of Section 5 of this Escrow Agreement. Except as otherwise specifically noted herein, the Escrow Agent is not obligated to render any statements or notices of nonperformance hereunder to any party hereto, but in its discretion may inform any party hereto, or its authorized representative, of any matters pertaining to this Escrow Agreement.

                           (b)      Receipt or investment of the Escrow Fund
shall be confirmed by the Escrow Agent as soon as practicable by account statements unless otherwise indicated any discrepancies shall be noted to the Escrow Agent within a reasonable time prior to the next account statement. Failure to inform the Escrow Agent in writing of any discrepancies shall be deemed confirmation of the description of the Escrow Fund listed on the report, regardless of any variations from that described herein. Unless otherwise directed, the Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Escrow Agent or with any of its affiliates. All brokerage costs and expenses shall be for the account of the parties hereto. The Escrow Agent shall not be liable for losses on any investments, market risk due to premature liquidation, or other actions taken in compliance with this Escrow Agreement or appropriate written instructions. The parties shall provide the Escrow Agent with written certification of their respective taxpayer identification numbers or appropriate foreign taxpayer exemptions prior to any investment. Failure to provide such information may subject the non-providing party to a penalty and may cause the Escrow Agent to be required to withhold tax on any interest payable hereunder. All payments of income shall be subject to applicable United States withholding regulations as then in force. Notwithstanding the foregoing, the Escrow Agent may, in its discretion, accept directions or instruction whether given orally (in person or by telephone), or by telegraph, cable, radio or facsimile transmission, which in each case the Escrow Agent reasonably believes to be genuine, but the Escrow Agent shall not be liable for executing, for failing to execute, or for any mistake in the execution of, any such order except in case of willful misconduct or gross negligence.

         7. Escrow Agent Not a Party. The parties to this Escrow Agreement understand and agree that the Escrow Agent is not, and shall in no event be deemed, (a) a principal, participant or beneficiary of the underlying transactions giving rise to this Escrow Agreement or (b) a party to, or bound by, any other agreement out of which this escrow may arise.

         8. Obligations of Escrow Agent; Reliance. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein. The Escrow Agent may rely on, and shall be protected in acting or in refraining from acting based upon, any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper, document or instrument that the Escrow Agent reasonably believes to be genuine and to have been signed or presented by the proper party or parties hereto or their respective officers, representatives or agents.

         9. Interpleader. If the Escrow Agent becomes a party to any litigation or dispute by reason hereof, it is hereby authorized to deposit with the clerk of a court of competent jurisdiction any and all cash, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder. If the Escrow Agent is threatened to be made a party to litigation by reason hereof, it is authorized to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any and all cash, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder.

         10. Resignation of Escrow Agent. The Escrow Agent may resign for any reason upon ten (10) days' written notice to the Buyer and to the Company. Upon the expiration of such ten (10) days' notice, the Escrow Agent may deliver all cash or property in its possession under this Escrow Agreement to any successor escrow agent appointed by the other parties hereto or, if no successor escrow agent has been appointed, to any court of competent jurisdiction in the County of Milwaukee, State of Wisconsin. Upon such delivery in either case, the Escrow Agent's obligations hereunder shall cease and terminate. The Escrow Agent's sole responsibility from the time of the expiration of the ten (10) days' notice set forth above in this paragraph until such termination shall be to keep safely the Escrow Fund and Earnings and Disputed Funds, if any, and to deliver the same to a person designated by the appropriate parties executing this Escrow Agreement or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.


         11.      Escrow Agent.

                  (a) The Escrow Agent shall be entitled to receive compensation for its regular services as Escrow Agent in accordance with the fee schedule attached, and shall be reimbursed for all reasonable expenses it incurs in fulfilling its obligations under this Agreement, including fees and disbursements of legal counsel. Such compensation and any reimbursement for expenses shall be paid from time to time as incurred equally by Buyer and Company. Accounts of disbursements made hereunder shall be promptly made to Buyer and the Company

                  (b) In taking any action hereunder, the Escrow Agent shall be protected in relying upon any notice, paper or other document believed by it to be genuine or upon any evidence deemed by it to be sufficient, and in no event shall be liable for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or willful misconduct. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected by any act taken, suffered or permitted by it in good faith in accordance with the advice of such counsel. The Escrow Agent shall not be bound in any way by any agreement or contract (other than this Escrow Agreement and the relevant provisions of the Agreement) between any of the parties hereto or thereto (whether or not it has knowledge thereof) and its only duties or responsibilities shall be to hold the Escrow Fund and to dispose of it in accordance with the terms of this Escrow Agreement and the Agreement.

                  (c) The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Escrow Agreement.

         12. Notices. All claims, notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date delivered or mailed, certified mail, as follows:

         If to the Company, to:

         Hein-Werner Corporation
         2120 Pewaukee Road
         Waukesha, Wisconsin  53188
         Attention:  Joseph L. Dindorf

         With a copy to:

         Maurice J. McSweeney
         Foley & Lardner
         777 East Wisconsin Avenue
         Milwaukee, Wisconsin  53202-5367

         If to Buyer, to:

         Kaydon Acquisition VIII, Inc.
         Arbor Shoreline Office Park
         19345 US 19 North, Suite 500
         Clearwater, Florida 34624-3148
         Attention:  John F. Brocci, Secretary
         Facsimile:  813/524-3629

         With a copy to:

         Lague, Newman & Irish
         600 Terrace Plaza
         P.O. Box 389
         Muskegon, Michigan 49443-0389
         Facsimile:  616/726-3404

         If to Escrow Agent, to:

         Firstar Trust Company
         Corporate Trust Department
         615 East Michigan Street, 4th Floor
         Milwaukee, Wisconsin  53202
         Attention:  William R. Caruso
         Facsimile:  (414) 276-4226

or to such other or additional persons or addresses as the respective Company, Buyer or Escrow Agent shall furnish to each of the other parties in writing.

         13. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

         14. Amendments. This Escrow Agreement may be amended or modified at any time or from time to time in a writing executed by each of the Company, Buyer and the Escrow Agent.

         15. Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws applicable to the construction and enforcement of the Agreement as set forth in Section 15 thereof.

         16. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary for every party hereto to sign each counterpart but only that each party shall sign at least one counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.


                                HEIN-WERNER CORPORATION
                                (the "Company")


                                By:     /s/ Joseph L. Dindorf
                                       ----------------------------------------
                                       Joseph L. Dindorf, President


                                KAYDON ACQUISITION VIII, INC.
                                (the "Buyer")


                                By:     /s/ John F. Brocci
                                       ----------------------------------------
                                       John F. Brocci, Secretary



                                FIRSTAR TRUST COMPANY
                                (the "Escrow Agent")

                                By:     /s/ William Caruso
                                       ----------------------------------------
                                       William Caruso, Assistant Vice President

                                Attest: /s/ Yvonne Sira
                                       ----------------------------------------
                                       Yvonne Sira, Assistant Secretary

                    SCHEDULE OF ESCROW AGENT'S CUSTOMARY FEES



ACCEPTANCE FEE:

Flat fee payable upon execution of Escrow Agreement.                 $1,000.00


ADMINISTRATION FEE:

Annual Administration Fee with the first year paid up front.         $1,000.00


SPECIAL OR EXTRAORDINARY SERVICES:

Reimbursement of agent fees incurred by the Escrow Agent, including but not limited to attorney's fees and expenses incurred with outside counsel if required.


MISCELLANEOUS:

Out-of-pocket expenses, i.e., postage, stationery, travel expenses, etc.